As filed with the U.S. Securities and Exchange Commission on July 18, 2022.

Registration No. 333-266108

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Amendment No. 1 to

FORM S-1

REGISTRATION STATEMENT

UNDER THE SECURITIES ACT OF 1933

REVELATION BIOSCIENCES, INC.

(Exact name of registrant as specified in its charter)

DELAWARE

(Jurisdiction of incorporation or organization)

2834	84-3898466
(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

4660 La Jolla Village Drive, Suite 100, San Diego, CA 92122

(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

650-800-3717

(Registrant’s telephone number, including area code)

James Rolke

Chief Executive Officer

Revelation Biosciences, Inc.

4660 La Jolla Village Drive, Suite 100

San Diego, California 92122

650-800-3717

(Name, address and phone number of agent for service)

Copies of Communications to:

J.P. Galda, Esq.	Robert F. Charron, Esq.
J.P. Galda & Co.	Ellenoff Grossman & Schole LLP
40 East Montgomery Avenue LTW 220	1345 Avenue of the Americas
Ardmore, Pennsylvania 19003	New York, New York 10105
(215) 815-1534	(212) 370-1300

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☒

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

PART II. INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution.

The estimated expenses of the offering (assuming all shares are sold), all of which are to be paid by the Registrant, are as follows:

Amount
SEC Registration Fee	$2,480
Printing Expenses	8,500
Accounting Fees and Expenses	25,000
Legal Fees and Expenses	125,000
TOTAL	$160,980

Item 14. Indemnification of Directors and Officers.

As permitted by Section 102 of the Delaware General Corporation Law, we have adopted provisions in our Charter and amended and restated bylaws that limit or eliminate the personal liability of our directors for a breach of their fiduciary duty of care as a director. The duty of care generally requires that, when acting on behalf of the corporation, directors exercise an informed business judgment based on all material information reasonably available to them. Consequently, a director will not be personally liable to us or our stockholders for monetary damages for breach of fiduciary duty as a director, except for liability for:

●	any breach of the director’s duty of loyalty to us or our stockholders;

●	any act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;

●	any act related to unlawful stock repurchases, redemptions or other distributions or payment of dividends; or

●	any transaction from which the director derived an improper personal benefit.

These limitations of liability do not affect the availability of equitable remedies such as injunctive relief or rescission. Our amended and restated certificate of incorporation also authorizes us to indemnify our officers, directors and other agents to the fullest extent permitted under Delaware law.

As permitted by Section 145 of the Delaware General Corporation Law, our amended and restated bylaws provide that:

●	we may indemnify our directors, officers and employees to the fullest extent permitted by the Delaware General Corporation Law, subject to limited exceptions;

●	we may advance expenses to our directors, officers and employees in connection with a legal proceeding to the fullest extent permitted by the Delaware General Corporation Law, subject to limited exceptions; and

●	the rights provided in our amended and restated bylaws are not exclusive.

Our Charter and our amended and restated bylaws provide for the indemnification provisions described above and elsewhere herein. We have entered or will enter into, and intend to continue to enter into, separate indemnification agreements with our directors and officers that may be broader than the specific indemnification provisions contained in the Delaware General Corporation Law. These indemnification agreements generally require us, among other things, to indemnify our officers and directors against certain liabilities that may arise by reason of their status or service as directors or officers, other than liabilities arising from willful misconduct. These indemnification agreements also generally require us to advance any expenses incurred by the directors or officers as a result of any proceeding against them as to which they could be indemnified. These indemnification provisions and the indemnification agreements may be sufficiently broad to permit indemnification of our officers and directors for liabilities, including reimbursement of expenses incurred, arising under the Securities Act of 1933, as amended, or the Securities Act.

We have purchased and currently intend to maintain insurance on behalf of each and every person who is or was a director or officer of the company against any loss arising from any claim asserted against him or her and incurred by him or her in any such capacity, subject to certain exclusions.

Item 15. Recent Sales of Unregistered Securities

On January 25, 2022, the Company issued 1,293,126 shares of common stock at a gross purchase price of $3.00 per share, 1,293,541 unregistered pre-funded warrants to purchase common stock (the “Pre-Funded Warrants”) and 2,586,667 unregistered warrants to purchase common stock (the “Common Warrants” and together with the Pre-Funded Warrants, collectively, the “Warrants”) pursuant to a Securities Purchase Agreement dated January 23, 2022 with an institutional investor (“Purchaser”). The gross proceeds to the Company, before deducting placement agent fees and other offering expenses, were approximately $7.76 million.

Each Pre-Funded Warrant has been funded to the amount of $3.00, with $0.00001 per share of common stock payable upon exercise, is immediately exercisable, may be exercised at any time until exercised in full and is subject to customary adjustments. Each Common Warrant has an exercise price of $3.29 per share of common stock, is exercisable at any time after the sixth month anniversary of the date of issuance, will expire five and one-half years from the date of issuance and is subject to customary adjustments. The Pre-Funded Warrants may not be exercised if the aggregate number of shares of the Company’s common stock beneficially owned by the holder (together with its affiliates) would exceed 9.99% of the Company’s outstanding common stock immediately after exercise. The Common Warrants may not be exercised if the aggregate number of shares of the Company’s common stock beneficially owned by the holder (together with its affiliates) would exceed 4.99% of the Company’s outstanding common stock immediately after exercise. However, in each case, the holder may increase (upon 61 days’ prior notice from the holder to the Company) or decrease such percentages, provided that in no event such percentage exceeds 9.99%.

Roth Capital Partners, LLC (the “Placement Agent’) was engaged by the Company to act as its exclusive placement agent for the offering of the above described securities (the “Offering”). The Company agreed to pay the Placement Agent a cash fee equal to 6.0% of the gross proceeds received by the Company in the Offering, totaling approximately $465,600. In addition, the Company agreed to issue to the Placement Agent warrants to purchase up to 362,134 shares of common stock (representing 7.0% of the aggregate number of shares of common stock sold in the Offering (including shares of common stock issuable upon the exercise of any of the Warrants)) (the “Placement Agent Warrants”). The Placement Agent Warrants have substantially the same terms as the Common Warrants.

The sales of these securities were deemed to be exempt from registration under the Securities Act in reliance upon Section 4(a)(2) of the Securities Act and/or Regulation D promulgated thereunder. The purchasers of the securities acquired the securities for investment purposes only and not with a view to or for sale in connection with any distribution thereof, and appropriate legends were placed upon the stock certificates issued in these transactions. The registrant believes that all recipients of securities in these transactions were accredited investors, sophisticated investors, or had adequate access, through their relationships with the registrant, to information about the registrant. The sales of these securities were made without any general solicitation or advertising.

ITEM 16. Exhibits.

The following documents are filed as part of this Registration Statement:

Exhibit	Description
2.1(3)	Agreement and Plan of Merger, dated as of August 29, 2021 by and among Petra Acquisition, Inc., Petra Acquisition Merger Inc., and Revelation Biosciences, Inc.
3.1(3)	Third Amended and Restated Certificate of Incorporation
3.2(3)	Second Amended and Restated Bylaws.
4.1(3)	Specimen Unit Certificate
4.2(3)	Specimen Common Stock Certificate
4.3(3)	Specimen Warrant Certificate
4.4(3)	Specimen Common Stock Certificate of the Combined Entity
4.5(2)	Warrant Agreement, dated October 7, 2020, between Continental Stock Transfer & Trust Company and the Company
4.6(5)	Form of Unregistered Pre-Funded Common Stock Purchase Warrant dated January 25, 2022
4.7(5)	Form of Unregistered Common Stock Purchase Warrant dated January 25, 2022
4.8(5)	Form of Unregistered Placement Agent Warrant dated January 25, 2022
4.9+	Form of Common Stock Purchase Agreement
4.10+	Form of Pre-Funded Common Stock Purchase Warrant
4.11+	Form of Placement Agent Common Stock Purchase Warrant
5.1*	Opinion of J.P. Galda & Co. as to the validity of the shares of Common Stock of Revelation Biosciences, Inc.
10.1(1)	Form of Letter Agreement from each of the Registrant’s sponsor, initial stockholder, officers and directors.
10.2(2)	Registration Rights Agreement, dated October 7, 2020, between the Company and Investors.
10.3(2)	Subscription Agreement, dated October 7, 2020, between the Company and Petra Investment Holdings LLC
10.4(2)	Business Combination Marketing Agreement, dated October 7, 2020, by and among the Company, LifeSci Capital LLC, Ladenburg Thalmann & Co. Inc., Northland Securities, Inc., and Ingalls & Snyder LLC
10.5(2)	Escrow Agreement, dated October 7, 2020, by and among the Company, Continental Stock Transfer & Trust Company and the Company’s Initial Stockholders.
10.6(1)	Promissory Note
10.7†(3)	Revelation Biosciences, Inc. 2021 Equity Incentive Plan.
10.8(3)	Global Health Agreement by and between Revelation and AXA IM Prime Impact Fund dated December 31, 2020
10.9(3)	Executive Employment Agreement between Revelation Biosciences, Inc. and James Rolke, effective July 27, 2021
10.10(3)	Executive Employment Agreement between Revelation Biosciences, Inc. and Chester S. Zygmont, III, effective July 27, 2021
10.11(3)	Revelation Common Stock Warrant Issued to National Securities Corporation
10.12(5)	Securities Purchase Agreement dated January 23, 2022 by and between the Company and Armistice Capital Master Fund Ltd.
10.13(5)	Registration Rights Agreement dated January 23, 2022 by and between the Company and Armistice Capital Master Fund Ltd.
10.14+	Form of Securities Purchase Agreement
10.15+	Form of Lock-Up Agreement
10.16+	Form of Placement Agency Agreement

14(1)	Code of Ethics
21.1(4)	List of Subsidiaries.
23.1*	Consent of Baker Tilly US, LLP, independent registered public accounting firm of Revelation Biosciences, Inc.
23.2*	Consent of J.P. Galda & Co. (included as part of the opinion filed as Exhibit 5.1 hereto and incorporated herein by reference).
24.1*	Power of Attorney (contained on signature page to the registration statement).
99.1(1)	Audit Committee Charter
99.2(1)	Compensation Committee Charter
99.3(1)	Nominating Committee Charter
107*	Registration fee table
101.INS*	XBRL Instance Document – the instance document does not appear in the interactive data file because its XBRL tags are embedded within the Inline XBRL document.
101.SCH*	Inline XBRL Taxonomy Extension Scema Document
101.CAL*	Inline XBRL Taxonomy Extension Calculation Linkbase Document
101.DEF*	Inline XBRL Taxonomy Extension Definition Linkbase Document
101.LAB*	Inline XBRL Taxonomy Extension Label Linkbase Document
101.PRE*	Inline XBRL Taxonomy Extension Presentation Linkbase Document
104*	Cover Page Interactive Data File (formatted as Inline XBRL and contained in Exhibit 101)

The annexes, schedules, and certain exhibits to the Agreement and Plan of Merger have been omitted pursuant to Item 601(b)(2) of Regulation S-K. Revelation hereby agrees to furnish supplementally a copy of any omitted annex, schedule or exhibit to the SEC upon request.

(1)	Previously filed as an exhibit to Petra Acquisition Inc.’s Registration Statement on Form S-1, as amended (File No. 333-240175).

(2)	Previously filed as an exhibit to Petra Acquisition Inc.’s Current Report on Form 8-K filed on October 13, 2020.

(3)	Previously filed as an exhibit to Petra Acquisition Inc.’s Current Report on Form S-4 filed, as amended (File No. 333- 259638).

(4)	Previously filed as an exhibit to Revelation Biosciences, Inc.’s Current Report on Form 8-K filed on January 14, 2022.

(5)	Previously filed as an exhibit to Revelation Biosciences, Inc.’s Current Report on Form 8-K filed on January 27, 2022.

+	Previously filed.

*	Filed herewith.

†	Indicates a management contract or compensatory plan.

Item 17. Undertakings.

A.	The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a posteffective amendment to this Registration Statement to:

(a)	include any prospectus required by Section 10(a)(3) of the Securities Act;

(b)	reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) under the Securities Act if, in the aggregate, the changes in volume and price represent no more than a 20% change in maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

(c)	include any additional or changed material information with respect to the plan of distribution.

(2)	That, for the purpose of determining any liability under the Securities Act, each such posteffective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a posteffective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)	For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of a registration statement in reliance upon Rule 430A and contained in the form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of the Registration Statement as of the time it was declared effective.

(5)	For the purpose of determining any liability under the Securities Act, each posteffective amendment that contains a form of prospectus shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(6)	For the purpose of determining liability under the Securities Act to any purchaser:

Each prospectus filed pursuant to Rule 424(b) under the Securities Act as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A (§§230.430A of this chapter), shall be deemed to be part of and included in the Registration Statement as of the date it is first used after effectiveness. Provided however, that no statement made in a registration statement or prospectus that is part of the Registration Statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the Registration Statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the Registration Statement or made in any such document immediately prior to such date of first use.

(7)	For the purpose of determining liability of the Registrant under the Securities Act to any purchaser in the initial distribution of securities:

The Registrant undertakes that in a primary offering of securities of the Registrant pursuant to this Registration Statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the Registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(a)	Any preliminary prospectus or prospectus of the Registrant relating to the offering required to be filed pursuant to Rule 424 of this chapter;

(b)	Any free writing prospectus relating to the offering prepared by or on behalf of the Registrant or used or referred to by the Registrant;

(c)	The portion of any other free writing prospectus relating to the offering containing material information about the Registrant or its securities provided by or on behalf of the Registrant; and

(d)	Any other communication that is an offer in the offering made by the Registrant to the purchaser.

B.	Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the small business issuer of expenses incurred or paid by a director, officer or controlling person of the small business issuer in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

C.	The undersigned Registrant hereby undertakes that:

(1)	For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

(2)	For the purpose of determining any liability under the Securities Act of 1933, each posteffective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Amendment No. 1 to Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Diego, California, on July 18, 2022.

Revelation Biosciences, Inc.

By:	James Rolke*
James Rolke
Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 to Registration Statement has been signed, as of July 18, 2022, by the following persons in the capacities indicated below.

BY:	James Rolke*
Chief Executive Officer and Director

BY:	George Tidmarsh*
Chairman and Director

BY:	/s/ Chester S. Zygmont, III.
Chief Financial Officer and Principal Accounting Officer

BY:	Jennifer Carver*
Director

BY:	Jess Roper*
Director

BY:	* Curt LaBelle
Director

* By: /s/ Chester S. Zygmont, III, Attorney-In-Fact